Exhibit 99.1

Genius Products, Inc. Reports First Quarter 2006 Results

Record first quarter 2006 net revenues of $28.6 million exceed full year 2005 net revenues

-Increase in net revenues primarily resulted from shipments of Derailed, the first film released on home video under The Weinstein Company (“TWC”) relationship-

-Company expects to release at least 6 TWC films during the second quarter-

-Company expects gross revenues of $70 million in the second quarter of 2006-

San Diego, CA, May 15, 2006.--Genius Products, Inc. (OTC BB: GNPI), an independent home entertainment distributor and the U.S. home entertainment distributor for The Weinstein Company (“TWC”), today announced results for its first quarter ended March 31, 2006.

First Quarter Highlights

Financial Results

-- Gross revenues increased $34.6 million to $37.4 million as compared to $2.8 million during the first quarter of 2005

-- Net revenues increased to $28.6 million from $2.6 million in the first quarter of 2005, primarily due to the release on DVD of TWC’s title, Derailed on March 21, 2006

-- Over 50% of net revenue was generated from major retailers including Best Buy, Blockbuster, Target and Wal-Mart

-- Sales returns, discounts and allowances declined to 23.6% of gross revenues compared to 30.9% of gross revenues for the full year 2005

-- Gross profit expanded to $5.4 million compared to a gross loss of $0.1 million for the comparable period last year and as compared to a gross loss of $0.6 million for the full year 2005

-- General and administrative expenses of $4.9 million declined to 17.1% of net revenues compared to $1.4 million or 56.4% of net revenues for the first quarter of 2005

-- Total current assets increased 76.0% to $70.4 million as of March 31, 2006 compared to $40.0 million as of December 31, 2005 primarily as a result of the significant increase in net revenues for the quarter

-- Deferred revenue at March 31, 2006 was $16.3 million and represents gross revenue to be recognized in the second quarter relating to the shipment of three TWC titles released in April 2006

-- Debt declined by $5.2 million to $0.2 million at March 31, 2006 from $5.4 million at December 31, 2005

Operational Achievements

-- Successfully released the first major theatrical title, Derailed, under the Company’s interim distribution agreement with The Weinstein Company and captured the #1 rental spot for its debut week

-- Completed the implementation of a retail inventory management system to facilitate the Company’s vendor managed inventory program

-- Completed the build-out of the organization to manage the significant growth in business from the TWC relationship and other new content relationships

-- Relocated business operations from San Diego to Santa Monica, California

Current Highlights

-- Released three major TWC titles on DVD in the second quarter, Wolf Creek, Mrs. Henderson Presents and Hoodwinked

-- Captured the #1 spot for DVD sell-through at retail for Hoodwinked in its debut week

-- Releasing an additional three DVD titles in the second quarter, Doogal, Transamerica and The Libertine

-- Announced new content partners:

-
Tartan Video USA - A library of more than 60 world-renowned eclectic—and often controversial—feature length independent films including Tartan’s “Asia Extreme©” line of horror films, a fast-growing contemporary genre featuring the best of cinema from the Far East

-
Peace Arch Entertainment - Exclusive U.S. DVD distribution rights to five new films from Peace Arch’s Archetype Films label, which focuses on the horror, thriller and action and science fiction genres, all of which have recognizable stars

-
Liberation Entertainment - A library of 250 Premium Films, 2,400 hours of episodic television and music concert programs including acclaimed PBS concert series Sound Stage, feature films from regent releasing, and television content from the cable channel, here! Network

Financial Summary

First quarter results reflect the significant improvement in revenues and gross profit as a result of the release of the Company’s first title from the TWC relationship.

Operating leverage is being realized from the increased revenues as general and administrative expenses declined to 17.1% of net revenues from 56.4% of net revenues in the comparable prior period.

Gross revenues increased $34.6 million to $37.4 million from $2.8 million during the comparable prior year period.

For the first quarter of 2006 net revenues increased to $28.6 million compared to $2.6 million during the first quarter of 2005, mainly due to the increase in DVD sales from the release of TWC’s title, Derailed.

Sales returns, discounts and allowances were $8.8 million for the first quarter of 2006, compared to $0.2 million for the first quarter of 2005. This increase was due to an increase in overall gross revenues. Sales returns, discounts and allowances declined to 23.6% of gross revenues compared to 30.9% of gross revenues for the full year 2005. The Company implemented an inventory management system during the first quarter of 2006 which will provide significant improvements in sales forecasting and monitoring throughout 2006.

Gross profit for the first quarter of 2006 improved to $5.4 million compared to a gross loss of approximately $0.1 million for the comparable period last year. The improvement was primarily due to higher net revenues.

General and administrative expenses for the first quarter of 2006 were $4.9 million or 17.1% of net revenues compared to $1.4 million, or 56.4% of net revenues for the first quarter of 2005, primarily due to increased payroll, rent, and utilities as a result of the additional overhead necessary to support the anticipated sales volume in 2006 from the new relationship with TWC.

Excluding non-cash compensation expense related to rule FAS 123(R) of $1.0 million and severance costs associated with the discontinuation of the theatrical releasing division and costs related to the TWC transaction of $1.3 million, general and administrative expenses would have been $2.6 million for the first quarter or 9.1% of net revenues.

The net loss for the first quarter of 2006 was $5.7 million, or $0.09 per share, compared to a net loss of $2.2 million or $0.08 per share for the first quarter 2005. Excluding non-cash compensation expense related to rule FAS 123 (R) of $1.0 million and severance costs associated with the discontinuation of the theatrical releasing division and costs related to the TWC transaction of $1.3 million, first quarter 2006 net loss would have been $3.4 million or $0.06 per share.

Total current assets increased 76.0% to $70.4 million as of March 31, 2006 compared to $40.0 million as of December 31, 2005 primarily as a result of the significant increase in net revenues for the quarter.

Deferred revenue at March 31, 2006 was $16.3 million and represents revenues to be recognized in the second quarter in connection with first quarter shipments on three TWC titles releasing in April 2006. Remittance to licensor represents the amount owed to TWC after deducting the related costs of revenues, marketing costs and the Company’s distribution fee from net sales of Derailed during the first quarter. These remittances to TWC are recorded as an expense in cost of revenues, with a corresponding liability until these amounts are paid. The Company is required to pay TWC after collection of receipts, which as of March 31, 2006 had not occurred.

Debt declined by $5.2 million to $0.2 million at March 31, 2006 from $5.4 million at December 31, 2005.

“In a little over 90 days and since the announcement of our transaction with The Weinstein Company, the Genius senior management has successfully hired an experienced team from the entertainment industry, built a scalable distribution system infrastructure, strengthened direct relationships with major retailers and attracted new high quality third party content partners including Peace Arch Entertainment, Tartan Video USA and Liberation Entertainment,” stated Stephen Bannon, Chairman.

Trevor Drinkwater, President and Chief Executive Officer stated, "The first quarter was a record quarter for us on the release of just one TWC DVD title. The six TWC titles releasing in the second quarter, including Hoodwinked, the #1 DVD in its debut week, will likely result in another record quarter. Our organization is now well positioned to release a tremendous amount of content in 2006 and beyond. We are excited with the new content partners that we have attracted thus far and look forward to increasing the size and quality of our library. Based on the momentum we have achieved in the first quarter, we expect to generate gross revenues of $70 million in the second quarter and plan on providing additional guidance after the closing of our transaction with TWC.”

John Mueller, Executive Vice President and Chief Financial Officer, commented, "The operating leverage potential of our business model is clearly demonstrated by the decline in general and administrative expenses as a percentage of net revenues. General and administrative expenses for the first quarter of 2006 were $4.9 million or 17.1% of net revenues compared to $1.4 million, or 56.4% of net revenues for the first quarter of 2005. The increasing number of DVD releases from our TWC relationship in combination with sales of our higher margin, owned and licensed content will enable us to significantly increase sales volumes throughout 2006, improve our gross profit and lead us to long-term profitability.”

Genius Products is hosting a conference call today at 5 p.m. EDT, (2 p.m. PDT). Investors may access the call by dialing 866-700-7477 and using the passcode 45860163.  International callers can dial 617-213-8840 and enter the same passcode. There will also be a simultaneous webcast available at www.geniusproducts.com.

A replay of the call will be available until May 29 and can be accessed by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and using the passcode 40903327. A replay webcast will also be available at www.geniusproducts.com.

ABOUT GENIUS PRODUCTS, INC.
Genius Products, Inc. (OTCBB:GNPI), produces and distributes an ever-expanding library of home entertainment products including DVDs. Sold in retail outlets nationwide under such well-known brands as Wellspring, Sundance Channel Home Entertainment™, NBC News, and Baby Genius®, the company’s products are distributed through the Genius Products Branded Distribution Network, an extensive, proprietary distribution network that extends throughout the U.S. to mass, drugstore, supermarket and specialty retailers.

Genius Products boasts a premiere management team comprised of seasoned executives, formerly with major Hollywood studios including Warner Bros., MGM, and DreamWorks, who have steered the company into the forefront of the industry through their landmark exclusive distribution deal with The Weinstein Company.

Genius Products recently released on home video The Weinstein Company smash hits, DERAILED, starring Jennifer Aniston and Clive Owen; WOLF CREEK, an Australian horror film; the Oscar nominated film, MRS. HENDERSON PRESENTS, starring Judi Dench and Bob Hoskins; and the blockbuster animated family film HOODWINKED, with the voices of Anne Hathaway, Glenn Close and Jim Belushi. Upcoming films planned for release by Genius Products include films by The Weinstein Company such as DOOGAL, a comical animated feature with the voices of Whoopi Goldberg, Jimmy Fallon, Jon Stewart and William H. Macy; TRANSAMERICA, starring Felicity Huffman, winner of the Golden Globe Award for best actress; THE MATADOR, starring Pierce Brosnan; THE LIBERTINE, starring Johnny Depp; David Zucker’s hilarious new sequel, SCARY MOVIE 4 and LUCKY NUMBER SLEVIN, starring Bruce Willis. Potential new releases include a sequel to SIN CITY, SCHOOL FOR SCOUNDRELS, CLERKS II and the highly anticipated film BOBBY.

Safe Harbor Statement
Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties that may affect Genius Products’ business, forecasts, projections and prospects, and cause actual results to differ materially from those in these forward-looking statements.  These forward-looking statements include, but are not limited to, statements relating to the expected release of films during the second quarter and beyond, the expected revenue in the second quarter, anticipated timing and financial performance of the home video releases of DERAILED, WOLF CREEK, MRS. HENDERSON PRESENTS, HOODWINKED, DOOGAL, TRANSAMERICA, THE MATADOR, THE LIBERTINE, SCARY MOVIE 4, LUCKY NUMBER SLEVIN and any other statements relating to such new releases that are not historical statements of fact. Actual results could vary for many reasons, including but not limited to, our ability to close the transaction with The Weinstein Company, the failure by The Weinstein Company to release titles, the failure of The Weinstein Company to attract audiences to their films, our ability to manage the growth, our ability to retain our current staff or attract future staff, the ability of our inventory management system to produce improvements in sales forecasts, our ability to attract quality content, the unpredictability of audience demand, the effect of technological change and the availability of alternative forms of entertainment.  Other such risks and uncertainties include the matters described in Genius Products’ filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

(Financial Tables Follow)

GENIUS PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2005	March 31, 2006
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,597,164	$18,402,355
Accounts receivable, net of allowance for doubtful accounts and sales
returns of $6,908,789 and $8,366,779	2,406,658	42,038,129
Inventories, net	5,567,953	9,441,962
Prepaid expenses	703,875	565,460
Notes receivable, related party	750,000	-

Total current assets	40,025,650	70,447,906

Restricted cash	-	300,650
Property and equipment, net	396,358	620,489
Production masters, net of accumulated amortization of $2,510,307
and $2,635,911	4,573,191	5,195,468
Film library, net of accumulated amortization of $1,517,001 and $1,765,826	15,153,988	15,092,735
Notes receivable, related party	1,712,353	1,712,353
Goodwill	14,487,917	14,487,917
Deposits and other	15,545	195,913

Total assets	$76,365,002	$108,053,431

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,242,560	$13,542,394
Notes payable	5,379,296	200,000
Remittance to Licensor	-	17,730,485
Accrued expenses	3,307,893	6,410,420
Deferred revenue	-	16,262,426
Customer deposits	189,423	189,423
Debentures payable	50,750	-
Redeemable common stock	414,471	419,296

Total current liabilities	18,584,393	54,754,444

Deferred tax liability	1,380,338	1,380,338
Deferred gain, related party	1,212,353	1,172,086

Total liabilities	21,177,084	57,306,868

Commitments and contingencies

Stockholders’ equity
Preferred stock, $.0001 par value; 10,000,000 shares authorized; no shares
outstanding	-	-
Common stock, $.0001 par value; 100,000,000 shares authorized;
60,438,154 and 60,622,626 shares outstanding	6,044	6,062
Additional paid-in capital	93,919,755	95,152,144
Accumulated deficit	(38,737,881)	(44,411,643)

Total stockholders’ equity	55,187,918	50,746,563

Total liabilities and stockholders' equity	$76,365,002	$108,053,431

GENIUS PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2005	2006

Revenues:
Video and DVD	$1,419,262	$36,206,585
Theatrical	-	70,435
Audio	1,320,810	776,554
Royalties, licensing and other	25,118	373,061

Gross revenues	2,765,190	37,426,635
Sales returns, discounts and allowances	(209,304)	(8,843,308)

Net revenues	2,555,886	28,583,327

Costs and expenses
Cost of revenues:
Video and DVD	1,632,163	22,044,632
Theatrical	-	103,705
Audio	790,800	594,921
Amortization of production masters and film library	172,670	311,089
Warehouse expense and other	71,168	126,159

Total cost of revenues	2,666,801	23,180,506

Gross profit (loss)	(110,915)	5,402,821

Operating expenses (income):
Product development	227,314	746,877
Sales and marketing	446,491	5,522,719
General and administrative	1,440,964	4,895,095
Gain on sale, related party	-	(40,267)

Total operating expenses	2,114,769	11,124,424

Loss from operations	(2,225,684)	(5,721,603)

Interest and other income (expense)	(5,840)	47,841

Loss before provision for income taxes	(2,231,524)	(5,673,762)

Provision for income taxes	800	-

Net loss	$(2,232,324)	$(5,673,762)

Basic and diluted net loss per share	$(0.08)	$(0.09)

Basic and diluted weighted average shares	28,000,009	60,474,572

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